UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2007

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-10934	39-1715850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1100 Louisiana, Suite 3300
Houston, TX	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code:  (713) 821-2000

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

Registration Rights Agreement

On April 2, 2007, the Partnership entered into a Registration Rights Agreement with CDP Infrastructures Fund G.P. (“CDP”), an affiliate of Caisse de dépôt et placement du Québec, Tortoise Energy Infrastructure Corporation (“Tortoise Infrastructure”) and Tortoise Energy Capital Corporation (“Tortoise Capital”), affiliates of Tortoise Capital Advisors, L.L.C., relating to the resale of the Class C Units and any Class A Common Units issued upon the conversion of the Class C Units issued in connection with the private placement described in Item 3.02 of this current report.  Pursuant to the Registration Rights Agreement, the Partnership has agreed to file a shelf registration statement upon the request of CDP, Tortoise Infrastructure or Tortoise Capital registering the underlying Class A Common Units following the conversion of the Class C Units or registering the Class C Units if they have not converted by August 15, 2011.  This registration right is only available if such securities are not eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”).

The description of the Registration Rights Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is filed as an exhibit to this current report and is incorporated herein by reference.

Item 3.02—Unregistered Sale of Equity Securities.

On April 2, 2007, the Partnership issued and sold 4.7 million Class C Units to CDP and 0.9 million Class C Units to Tortoise Infrastructure and 0.3 million Class C Units to Tortoise Capital at a purchase price of $53.11 per Class C Unit.  Class C Units were issued and sold by the Partnership in a private transaction exempt from registration under Section 4(2) of the Securities Act.  Net proceeds to the Partnership, including expenses associated with the private placement, were approximately $315 million.  In addition, Enbridge Energy Company, Inc. will contribute approximately $6.4 million to the Partnership to maintain its 2.0% general partner interest.  The Partnership intends to use the net proceeds from the sale to finance a portion of its capital expansion program, including the East Texas and Southern Access expansion projects.

Until August 15, 2009, the holders of Class C Units will receive quarterly distributions of additional Class C Units with a value equal to the quarterly cash distributions paid to the holders of Class A Common Units.  The value of the additional Class C Units will be based on the market value of the Class A Common Units.   After August 15, 2009, the holders of Class C Units will receive quarterly cash distributions equal to those paid to the holders of Class A Common Units.  After August 15, 2009, the Class C Units will convert into Class A Common Units on a one-for-one basis upon the receipt of approval of the holders of outstanding Class A Common Units in accordance with the then-existing requirements of the principal national securities exchange on which the Class A Common Units are listed.  If approval is not obtained, the holders of Class C Units will receive quarterly cash distributions equal to 115% of those paid to the holders of Class A Common Units.  Prior to conversion, holders of Class C Units will not be entitled to receive any quarterly cash distribution until the holders of Class A Common Units have received a quarterly cash distribution of $0.59 per Class A Common Unit.

Item 3.03—Material Modification to Rights of Security Holders.

On April 2, 2007, the Partnership entered into a Registration Rights Agreement with CDP relating to the registered resale of the Class C Units and any Class A Common Units issued upon conversion of the Class C Units. For additional information about the Registration Rights Agreement, see Item 1.01 of this current report.

Item 7.01—Regulation FD Disclosure.

On April 2, 2007, the Partnership issued a press release announcing that it had completed the private placement of Class C Units.  A copy of the press release is furnished as an exhibit to this current report. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached

Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Registration Rights Agreement, dated April 2, 2007, by and between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P.

99.1	Press Release issued April 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

By: Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc.,
its General Partner

Date: April 2, 2007	By:	/s/ Mark A Maki
Mark A Maki
Vice President—Finance
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registration Rights Agreement, dated April 2, 2007, by and between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P.

99.1	Press Release issued April 2, 2007